Western Alliance Bancorporation
One East Washington Street
Phoenix, AZ 85004
www.westernalliancebancorporation.com

PHOENIX--(BUSINESS WIRE)--April 21, 2022
FIRST QUARTER 2022 FINANCIAL RESULTS

First Quarter Highlights:

Net income	Earnings per share	PPNR[1]	Net interest margin	Efficiency ratio[1]	Book value per common share
$240.1 million	$2.22	$307.2 million	3.32%	44.1%	$43.56
					$37.13[1], excluding goodwill and intangibles

CEO COMMENTARY:
Western Alliance's national commercial business strategy continued to deliver accelerating balance sheet growth, surpassing the $60 billion asset milestone, and strong financial performance results to kick off 2022,” said Kenneth A. Vecchione, President and Chief Executive Officer. “Balance sheet growth continued with loans up $2.0 billion (or 43.2% year-over-year), and deposits up $4.5 billion (or 35.9% year-over-year), bringing total assets to $60.6 billion at quarter end, driving a 52.1% year-over-year increase in PPNR to $307.2 million. Net income of $240.1 million, earnings per share of $2.22 and return on tangible common equity of 23.9% for the first quarter 2022 mirrors the Company’s strong fourth quarter performance, while tangible book value per share fell 1.9% quarterly to $37.13 due to a decline in AOCI from fair value losses on investment securities. Asset quality remained strong with nonperforming assets to total assets of 0.17% and negligible net charge-offs for the quarter."

Acquisition of Digital Disbursements and AmeriHome Mortgage Company:
On January 25, 2022, the Company completed its acquisition of Digital Settlement Technologies LLC, doing business as Digital Disbursements, a digital payments platform for the class action legal industry. On April 7, 2021, the Company completed its acquisition of Aris Mortgage Holding Company, LLC, the parent company of AmeriHome Mortgage Company, LLC ("AmeriHome"). The Company's results include the financial results of Digital Disbursements and AmeriHome beginning on the acquisition dates noted.

LINKED-QUARTER BASIS	YEAR-OVER-YEAR

FINANCIAL HIGHLIGHTS:
▪Net income of $240.1 million and earnings per share of $2.22, compared to $246.0 million and $2.32, respectively
▪Net revenue of $555.8 million, a decrease of 0.9%, or $5.2 million, compared to an increase in non-interest expenses of 4.5%, or $10.8 million
▪Pre-provision net revenue1 of $307.2 million, down $16.0 million from $323.2 million
▪Effective tax rate of 19.5%, compared to 20.6%
▪Net income of $240.1 million and earnings per share of $2.22, up 24.7% and 16.8%, from $192.5 million and $1.90, respectively
▪Net revenue of $555.8 million, an increase of 64.9%, or $218.8 million, compared to an increase in non-interest expenses of 84.1%, or $113.6 million
▪Pre-provision net revenue1 of $307.2 million, up $105.2 million from $202.0 million
▪Effective tax rate of 19.5%, compared to 17.9%

FINANCIAL POSITION RESULTS:
▪HFI loans of $41.1 billion, up $2.0 billion, or 21.2% annualized
▪Total deposits of $52.2 billion, up $4.5 billion, or 38.7% annualized
▪Stockholders' equity of $5.0 billion, up $49 million
▪Increase in HFI loans of $12.4 billion, or 43.2%
▪Increase in total deposits of $13.8 billion, or 35.9%
▪Increase in stockholders' equity of $1.3 billion

LOANS AND ASSET QUALITY:
▪Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.17%, compared to 0.15%
▪Annualized net loan charge-offs to average loans outstanding of approximately 0.00%, compared to 0.02%
▪Nonperforming assets to total assets of 0.17%, compared to 0.27%
▪Annualized net loan charge-offs to average loans outstanding of approximately 0.00%, compared to 0.02%

KEY PERFORMANCE METRICS:
▪Net interest margin of 3.32%, compared to 3.33%
▪Return on average assets and on tangible common equity1 of 1.64% and 23.9%, compared to 1.69% and 25.8%, respectively
▪Tangible common equity ratio1 of 6.7%, compared to 7.3%
▪Tangible book value per share1, net of tax, of $37.13, a decrease of 1.9% from $37.84
▪Efficiency ratio1 of 44.1%, compared to 41.8%
▪Net interest margin of 3.32%, compared to 3.37%
▪Return on average assets and on tangible common equity1 of 1.64% and 23.9%, compared to 1.93% and 24.2%, respectively
▪Tangible common equity ratio1 of 6.7%, compared to 7.9%
▪Tangible book value per share1, net of tax, of $37.13, an increase of 12.4% from $33.02
▪Efficiency ratio1 of 44.1%, compared to 39.1%
1     See reconciliation of Non-GAAP Financial Measures on page 18.

Income Statement
Net interest income was $449.5 million in the first quarter 2022, a decrease of $1.1 million from $450.6 million in the fourth quarter 2021, and an increase of $132.2 million, or 41.7%, compared to the first quarter 2021. The decrease in net interest income from the fourth quarter 2021 is due to two fewer days in the quarter, a lower HFS loan balance and interest expense on debt issued in December 2021, partially offset by higher yields on investment securities and HFI loan growth. HFI loan growth and interest income from HFS loans drove the increase in net interest income from the first quarter 2021.
The Company recorded a provision for credit losses totaling $9.0 million in the first quarter 2022, a decrease of $4.2 million from $13.2 million in the fourth quarter 2021, compared to a provision release of $32.4 million in the first quarter 2021. The provision for credit losses during the first quarter 2022 is primarily due to loan growth.
The Company’s net interest margin in the first quarter 2022 was 3.32%, a decrease from 3.33% in the fourth quarter 2021, and a decrease from 3.37% in the first quarter 2021. The decrease in net interest margin from the prior quarter is largely a result of increased rates on borrowings, a greater portion of earnings assets held in cash, and lower yields on certain HFI loan types, partially offset by higher yields on investment securities and HFS loans. The decrease in net interest margin from the first quarter 2021 was driven by lower yields on all HFI loan types, except CRE owner occupied loans, and higher interest expense due to debt issued in 2021 and AmeriHome senior notes, partially offset by higher yields on investment securities.
Non-interest income was $106.3 million for the first quarter 2022, compared to $110.4 million for the fourth quarter 2021, and $19.7 million for the first quarter 2021. The $4.1 million decrease in non-interest income from the fourth quarter 2021 was primarily the result of a decrease in net gain on loan origination and sale activities of $36.3 million from lower production volume, which was offset entirely by an increase in loan servicing revenue of $38.8 million as rising interest rates and falling prepayment speeds benefit MSR valuations and servicing income. Also contributing to the decrease in non-interest income from the fourth quarter 2021 was a larger loss on fair value adjustments on assets measured at fair value of $5.8 million, which was offset by a net gain on sales of investment securities of $6.9 million for the first quarter 2022 (a decrease of $1.4 million from the prior quarter). Changes from the fourth quarter 2021 for all other non-interest income items, including gain on recovery from credit guarantees, income from equity investments, and other, net to an increase of $0.6 million. The increase in non-interest income from the first quarter 2021 is primarily the result of mortgage banking related income.
Net revenue was $555.8 million for the first quarter 2022, a decrease of $5.2 million, or (0.9)%, compared to $561.0 million for the fourth quarter 2021, and an increase of $218.8 million, or 64.9%, compared to $337.0 million for the first quarter 2021.
Non-interest expense was $248.6 million for the first quarter 2022, compared to $237.8 million for the fourth quarter 2021, and $135.0 million for the first quarter 2021. The Company’s efficiency ratio1 was 44.1% for the first quarter 2022, compared to 41.8% in the fourth quarter 2021, and 39.1% for the first quarter 2021. Non-interest expense increased from the fourth quarter 2021 due to increased compensation costs. The increase in non-interest expense from the first quarter 2021 is attributable to growth from the AmeriHome acquisition, which increased compensation costs and also introduced additional non-interest expense items, such as loan servicing and loan acquisition and origination expenses.
Income tax expense was $58.1 million for the first quarter 2022, compared to $64.0 million for the fourth quarter 2021, and $41.9 million for the first quarter 2021.
Net income was $240.1 million for the first quarter 2022, a decrease of $5.9 million from $246.0 million for the fourth quarter 2021, and an increase of $47.6 million from $192.5 million for the first quarter 2021. Earnings per share was $2.22 for the first quarter 2022, compared to $2.32 for the fourth quarter 2021, and $1.90 for the first quarter 2021. The increase in net income and earnings per share for the first quarter 2022 compared to the same quarter last year was due to HFI loan growth and new mortgage banking activity related to the AmeriHome acquisition.
The Company views its pre-provision net revenue1 ("PPNR") as a key metric for assessing the Company’s earnings power, which it defines as net revenue less non-interest expense. For the first quarter 2022, the Company’s PPNR1 was $307.2 million, down $16.0 million from $323.2 million in the fourth quarter 2021, and up $105.2 million from $202.0 million in the first quarter 2021. The decrease in PPNR1 from the fourth quarter 2021 was driven by increased compensation costs. The increase in PPNR1 from the first quarter 2021 was driven by HFI loan growth and the AmeriHome acquisition completed on April 7, 2021.
The Company had 3,170 full-time equivalent employees and 60 offices at March 31, 2022, compared to 3,139 employees and 58 offices at December 31, 2021, and 1,947 employees and 49 offices at March 31, 2021. The increase in employees from March 31, 2021 primarily relates to the addition of AmeriHome employees.

1    See reconciliation of Non-GAAP Financial Measures on page 18.

Balance Sheet
HFI loans, net of deferred fees totaled $41.1 billion at March 31, 2022, an increase of $2.0 billion from $39.1 billion at December 31, 2021, and $12.4 billion from $28.7 billion at March 31, 2021. The increase in HFI loans from the prior quarter was driven by a $2.0 billion increase in residential real estate as well as loan growth of $323 million in CRE non-owner occupied, and $255 million in construction and land development loans, which were partially offset by decreases in commercial and industrial loans of $436 million and CRE owner occupied loans of $93 million. From March 31, 2021, loan growth was primarily driven by residential real estate, commercial and industrial, and CRE non-owner occupied loans which increased $8.2 billion, $2.8 billion, and $1.2 billion, respectively. Construction and land development loans also increased $510 million, partially offset by a decrease in CRE owner occupied loans of $247 million from March 31, 2021.
The Company's allowance for credit losses on HFI loans consists of an allowance for funded HFI loans and an allowance for unfunded loan commitments. At March 31, 2022, the allowance for loan losses to funded HFI loans was 0.63%, compared to 0.65% at December 31, 2021, and 0.86% at March 31, 2021. The allowance for credit losses, which includes the allowance for unfunded loan commitments, to funded HFI loans was 0.73% at March 31, 2022, compared to 0.74% at December 31, 2021, and 0.97% at March 31, 2021. In 2021, the Company entered into two separate credit linked note transactions, which effectively transfers the risk of loan losses on a reference pool of loans to the purchasers of the notes. However, as these note transactions are considered to be free standing credit enhancements, the allowance for credit losses cannot be reduced by the expected credit losses that may be mitigated by these notes. Accordingly, the allowance for loan and credit losses ratios as of March 31, 2022 and December 31, 2021 include an allowance of $9.5 million and $7.2 million, respectively, related to this pool of loans. The allowance for credit losses to funded HFI loans, adjusted to take into consideration the transfer of risk associated with the credit linked note transactions, was 0.84% at March 31, 2022 and 0.89% at December 31, 2021.
Deposits totaled $52.2 billion at March 31, 2022, an increase of $4.5 billion from $47.6 billion at December 31, 2021, and an increase of $13.8 billion from $38.4 billion at March 31, 2021. By deposit type, the increase from the prior quarter is primarily attributable to an increase of $2.2 billion from non-interest bearing demand deposits, $1.3 billion from interest bearing demand deposits, and $1.3 billion from savings and money market accounts, partially offset by a decrease of $238 million from certificates of deposits. From March 31, 2021, deposits increased across all deposit types, with the largest increases in non-interest bearing demand deposits of $6.0 billion, interest-bearing demand deposits of $4.4 billion, and savings and money market accounts of $3.3 billion. Non-interest bearing deposits were $23.5 billion at March 31, 2022, compared to $21.4 billion at December 31, 2021, and $17.5 billion at March 31, 2021.
The table below shows the Company's deposit types as a percentage of total deposits:

	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021
Non-interest bearing	45.1%	44.9%	45.7%
Savings and money market	35.6	36.3	39.8
Interest-bearing demand	15.8	14.5	10.1
Certificates of deposit	3.5	4.3	4.4
The Company’s ratio of HFI loans to deposits was 78.8% at March 31, 2022, compared to 82.1% at December 31, 2021, and 74.8% at March 31, 2021.
Borrowings were $815 million at March 31, 2022, $1.5 billion at December 31, 2021, and $5 million at March 31, 2021. The decrease in borrowings from December 31, 2021 is due primarily to a decrease in overnight borrowings of $675 million. The increase in borrowings from March 31, 2021 is due primarily to the assumption of borrowings related to the acquisition of AmeriHome and the issuance of $470 million in credit linked notes during 2021.
Qualifying debt totaled $893 million at March 31, 2022, compared to $896 million at December 31, 2021, and $544 million at March 31, 2021. The increase in qualifying debt from March 31, 2021 is primarily related to the issuance of $600 million in subordinated debt in June 2021, partially offset by $250 million in subordinated debt redemptions during 2021.
Stockholders’ equity was $5.0 billion at March 31, 2022, compared to $5.0 billion at December 31, 2021, and $3.7 billion at March 31, 2021. Stockholders' equity remained consistent quarter over quarter as net income and net proceeds from the sale of the Company's common stock under its ATM program were offset by dividends to shareholders and fair value losses of approximately $250 million on the Company's fixed rate available for sale securities, which are recorded in other comprehensive income, net of tax. During the quarter, the Company sold 1.3 million shares of its common stock at an average purchase price of $86.78 per share, with aggregate net proceeds totaling $107.7 million. A cash dividend of $0.35 per share was paid to common shareholders on March 4, 2022, totaling $37.3 million, and a cash dividend of $0.27 per depository share was paid to preferred shareholders on March 30, 2022, totaling $3.2 million. The increase in stockholders' equity from March 31, 2021 is primarily a function of net income, issuance of preferred stock, and sales of common stock under the Company's ATM program, partially offset by dividends to shareholders and losses on available for sale securities.
At March 31, 2022, tangible common equity, net of tax1, was 6.7% of tangible assets1 and total capital was 12.0% of risk-weighted assets. The Company’s tangible book value per share1 was $37.13 at March 31, 2022, up 12.4% from March 31, 2021.
Total assets increased 8.2% to $60.6 billion at March 31, 2022, from $56.0 billion at December 31, 2021, and increased 39.6% from $43.4 billion at March 31, 2021. The increase in total assets from December 31, 2021 was driven by continued organic loan and deposit growth. The increase in total assets from March 31, 2021 was also driven by continued organic loan and deposit growth along with the acquisition of net assets in the AmeriHome acquisition.

1     See reconciliation of Non-GAAP Financial Measures on page 18.

Asset Quality
Provision for credit losses totaled $9.0 million for the first quarter 2022, compared $13.2 million for the fourth quarter 2021, and a recovery of credit losses of $32.4 million for the first quarter 2021. Net loan charge-offs in the first quarter 2022 were $0.2 million, or approximately 0.00% of average loans (annualized), compared to $1.4 million, or 0.02%, in the fourth quarter 2021, and $1.4 million, or 0.02%, in the first quarter 2021.
Nonaccrual loans increased $18.4 million to $91.0 million during the quarter and decreased $22.6 million from March 31, 2021. Loans past due 90 days and still accruing interest were zero at March 31, 2022, December 31, 2021, and March 31, 2021. Loans past due 30-89 days and still accruing interest totaled $57.6 million at March 31, 2022, an increase from $52.5 million at December 31, 2021, and an increase from $7.3 million at March 31, 2021.
Repossessed assets totaled $11.7 million at March 31, 2022, flat from December 31, 2021, and an increase of $7.5 million from $4.2 million at March 31, 2021. Classified assets totaled $365.1 million at March 31, 2022, an increase of $64.4 million from $300.7 million at December 31, 2021, and $84.3 million from $280.9 million at March 31, 2021.
The ratio of classified assets to Tier 1 capital plus the allowance for credit losses, a common regulatory measure of asset quality, was 7.4% at March 31, 2022, compared to 6.4% at December 31, 2021, and 7.5% at March 31, 2021.
1     See reconciliation of Non-GAAP Financial Measures on page 18.

Segment Highlights
The Company's reportable segments are aggregated with a focus on products and services offered and consist of three reportable segments:
–Commercial segment: provides commercial banking and treasury management products and services to small and middle-market businesses, specialized banking services to sophisticated commercial institutions and investors within niche industries, as well as financial services to the real estate industry.
–Consumer Related segment: offers both commercial banking services to enterprises in consumer-related sectors and consumer banking services, such as residential mortgage banking and beginning on April 7, 2021 includes the financial results of AmeriHome.
–Corporate & Other segment: consists of the Company's investment portfolio, Corporate borrowings and other related items, income and expense items not allocated to our other reportable segments, and inter-segment eliminations.
Key management metrics for evaluating the performance of the Company's Commercial and Consumer Related segments include loan and deposit growth, asset quality, and pre-tax income.
The Commercial segment reported an HFI loan balance of $25.8 billion at March 31, 2022, an increase of $702 million during the quarter, and an increase of $5.1 billion during the last twelve months. Deposits for the Commercial segment totaled $30.1 billion at March 31, 2022, a decrease of $333 million during the quarter, and an increase of $6.0 billion during the last twelve months.
Pre-tax income for the Commercial segment was $236.8 million for the three months ended March 31, 2022, a decrease of $1.5 million from the three months ended December 31, 2021, and an increase of $15.9 million from the three months ended March 31, 2021.
The Consumer Related segment reported an HFI loan balance of $15.3 billion at March 31, 2022, an increase of $1.3 billion during the quarter, and an increase of $7.3 billion during the last twelve months. The Consumer Related segment also has loans held for sale, initially acquired as part of the AmeriHome acquisition, of $4.8 billion at March 31, 2022, a decrease of $874 million during the quarter. Deposits for the Consumer Related segment totaled $18.5 billion, an increase of $3.2 billion during the quarter, and an increase of $5.2 billion during the last twelve months.
Pre-tax income for the Consumer Related segment was $126.9 million for the three months ended March 31, 2022, a decrease of $8.1 million from the three months ended December 31, 2021, and an increase of $55.4 million from the three months ended March 31, 2021.

Conference Call and Webcast
Western Alliance Bancorporation will host a conference call and live webcast to discuss its first quarter 2022 financial results at 12:00 p.m. ET on Friday, April 22, 2022. Participants may access the call by dialing 1-833-236-2753 and using the conference ID 8647856 or via live audio webcast using the website link https://event.on24.com/wcc/r/3722529/285EA0451C6B4F5BCA17F23768468E57. The webcast is also available via the Company’s website at www.westernalliancebancorporation.com. Participants should log in at least 15 minutes early to receive instructions. The call will be recorded and made available for replay after 3:00 p.m. ET April 22nd through 11:00 p.m. ET May 22nd by dialing 1-800-585-8367, conference ID: 8647856.
Reclassifications
Certain amounts in the Consolidated Income Statements for the prior periods have been reclassified to conform to the current presentation. The reclassifications have no effect on net income or stockholders’ equity as previously reported.
Use of Non-GAAP Financial Information
This press release contains both financial measures based on GAAP and non-GAAP based financial measures, which are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Examples of forward-looking statements include, among others, statements we make regarding our expectations with regard to our business, financial and operating results, future economic performance and dividends. The forward-looking statements contained herein reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include, among others: the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company's subsequent Quarterly Reports on Form 10-Q, each as filed with the Securities and Exchange Commission; the potential adverse effects of unusual and infrequently occurring events such as the COVID-19 pandemic and any governmental or societal responses thereto; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; the impact on financial markets from geopolitical conflicts such as the war between Russia and Ukraine; inflation, interest rate, market and monetary fluctuations; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for credit losses; legislative or regulatory changes or changes in accounting principles, policies or guidelines; supervisory actions by regulatory agencies which may limit our ability to pursue certain growth opportunities, including expansion through acquisitions; additional regulatory requirements resulting from our continued growth; management’s estimates and projections of interest rates and interest rate policy; the execution of our business plan; and other factors affecting the financial services industry generally or the banking industry in particular.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements, whether written or oral, that may be made from time to time, set forth in this press release to reflect new information, future events or otherwise.
About Western Alliance Bancorporation
With more than $60 billion in assets, Western Alliance Bancorporation (NYSE: WAL) is one of the country’s top-performing banking companies. The company is #2 best-performing of the 50 largest public U.S. banks in the S&P Global Market Intelligence listing for 2021, ranks high on the Forbes “America’s Best Banks” list year after year and was named #1 Best Emerging Regional Bank per Bank Director’s 2022 RankingBanking study. Its primary subsidiary, Western Alliance Bank, Member FDIC, helps business clients realize their ambitions with teams of experienced bankers who deliver superior service and a full spectrum of customized loan, deposit and treasury management capabilities, including blockchain-based offerings. Business clients also benefit from a powerful array of specialized financial services that provide strong expertise and tailored solutions for a wide variety of industries and sectors. Serving clients across the country wherever business happens, Western Alliance Bank operates individual, full-service banking and financial services brands, including AmeriHome Mortgage, and has offices in key markets nationwide. For more information, visit westernalliancebank.com.

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited

Selected Balance Sheet Data:
	As of March 31,
	2022	2021	Change %
	(in millions)
Total assets	$60,576.1	$43,397.0	39.6%
Loans held for sale	4,761.6	—	—
HFI loans, net of deferred fees	41,119.1	28,711.0	43.2
Investment securities	8,276.6	7,888.8	4.9
Total deposits	52,159.5	38,393.1	35.9
Qualifying debt	893.3	543.7	64.3
Stockholders' equity	5,011.6	3,712.7	35.0
Tangible common equity, net of tax (1)	4,020.9	3,416.1	17.7

Selected Income Statement Data:
	For the Three Months Ended March 31,
	2022	2021	Change %
	(in millions, except per share data)
Interest income	$484.5	$334.1	45.0%
Interest expense	35.0	16.8	NM
Net interest income	449.5	317.3	41.7
Provision for (recovery of) credit losses	9.0	(32.4)	NM
Net interest income after provision for credit losses	440.5	349.7	26.0
Non-interest income	106.3	19.7	NM
Non-interest expense	248.6	135.0	84.1
Income before income taxes	298.2	234.4	27.2
Income tax expense	58.1	41.9	38.7
Net income	240.1	192.5	24.7
Dividends on preferred stock	3.2	—	—
Net income available to common stockholders	$236.9	$192.5	23.1
Diluted earnings per common share	$2.22	$1.90	16.8

(1)    See Reconciliation of Non-GAAP Financial Measures.
NM    Changes +/- 100% are not meaningful.

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited

Common Share Data:
	At or For the Three Months Ended March 31,
	2022	2021	Change %
Diluted earnings per common share	$2.22	$1.90	16.8%
Book value per common share	43.56	35.89	21.4
Tangible book value per common share, net of tax (1)	37.13	33.02	12.4
Average common shares outstanding (in millions):
Basic	106.0	100.8	5.2
Diluted	106.6	101.4	5.1
Common shares outstanding	108.3	103.4	4.7

Selected Performance Ratios:
Return on average assets (2)	1.64%	1.93%	(15.0)%
Return on average tangible common equity (1, 2)	23.9	24.2	(1.2)
Net interest margin (2)	3.32	3.37	(1.5)
Efficiency ratio - tax equivalent basis (1)	44.1	39.1	12.8
Loan to deposit ratio	78.8	74.8	5.3

Asset Quality Ratios:
Net charge-offs to average loans outstanding (2)	0.00%	0.02%	NM
Nonaccrual loans to funded HFI loans	0.22	0.40	(45.0)
Nonaccrual loans and repossessed assets to total assets	0.17	0.27	(37.0)
Allowance for loan losses to funded HFI loans	0.63	0.86	(26.7)
Allowance for loan losses to nonaccrual HFI loans	283	218	30.1

Capital Ratios:
	Mar 31, 2022	Dec 31, 2021	Mar 31, 2021
Tangible common equity (1)	6.7%	7.3%	7.9%
Common Equity Tier 1 (3)	9.0	9.1	10.3
Tier 1 Leverage ratio (3)	8.0	7.8	8.8
Tier 1 Capital (3)	9.8	9.9	10.6
Total Capital (3)	12.0	12.3	12.6

(1)    See Reconciliation of Non-GAAP Financial Measures.
(2)    Annualized on an actual/actual basis for periods less than 12 months.
(3)    Capital ratios for March 31, 2022 are preliminary.
NM    Changes +/- 100% are not meaningful.

Western Alliance Bancorporation and Subsidiaries
Condensed Consolidated Income Statements
Unaudited
	Three Months Ended March 31,
	2022	2021
	(dollars in millions, except per share data)
Interest income:
Loans	$434.7	$298.4
Investment securities	48.0	34.0
Other	1.8	1.7
Total interest income	484.5	334.1
Interest expense:
Deposits	14.1	10.8
Qualifying debt	8.4	5.9
Borrowings	12.5	0.1
Total interest expense	35.0	16.8
Net interest income	449.5	317.3
Provision for (recovery of) credit losses	9.0	(32.4)
Net interest income after provision for credit losses	440.5	349.7
Non-interest income:
Net loan servicing revenue	41.1	—
Net gain on loan origination and sale activities	36.9	—
Service charges and fees	7.0	6.7
Commercial banking related income	5.1	3.4
Income from equity investments	4.1	7.6
Gain on sales of investment securities	6.9	0.1
Gain on recovery from credit guarantees	2.3	—
Fair value loss adjustments on assets measured at fair value, net	(6.6)	(1.5)
Other	9.5	3.4
Total non-interest income	106.3	19.7
Non-interest expenses:
Salaries and employee benefits	138.3	83.7
Legal, professional, and directors' fees	24.0	10.1
Data processing	17.6	9.9
Occupancy	12.8	8.6
Loan servicing expenses	10.8	—
Deposit costs	9.3	6.3
Insurance	7.2	4.2
Loan acquisition and origination expenses	6.5	—
Business development and marketing	4.4	1.4
Net loss (gain) on sales and valuations of repossessed and other assets	0.1	(0.3)
Acquisition and restructure expenses	0.4	0.4
Other	17.2	10.7
Total non-interest expense	248.6	135.0
Income before income taxes	298.2	234.4
Income tax expense	58.1	41.9
Net income	240.1	192.5
Dividends on preferred stock	3.2	—
Net income available to common stockholders	$236.9	$192.5

Earnings per common share:
Diluted shares	106.6	101.4
Diluted earnings per share	$2.22	$1.90

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Income Statements
Unaudited
	Three Months Ended
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
	(in millions, except per share data)
Interest income:
Loans	$434.7	$438.6	$398.0	$353.8	$298.4
Investment securities	48.0	43.7	43.5	43.5	34.0
Other	1.8	1.0	1.3	1.2	1.7
Total interest income	484.5	483.3	442.8	398.5	334.1
Interest expense:
Deposits	14.1	12.8	12.3	11.6	10.8
Qualifying debt	8.4	9.2	10.8	7.2	5.9
Borrowings	12.5	10.7	9.3	9.2	0.1
Total interest expense	35.0	32.7	32.4	28.0	16.8
Net interest income	449.5	450.6	410.4	370.5	317.3
Provision for (recovery of) credit losses	9.0	13.2	12.3	(14.5)	(32.4)
Net interest income after provision for credit losses	440.5	437.4	398.1	385.0	349.7
Non-interest income:
Net loan servicing revenue (expense)	41.1	2.3	2.2	(20.8)	—
Net gain on loan origination and sale activities	36.9	73.2	121.0	132.0	—
Service charges and fees	7.0	7.1	7.1	7.4	6.7
Commercial banking related income	5.1	4.9	4.6	4.5	3.4
Income from equity investments	4.1	5.2	2.5	6.8	7.6
Gain on sales of investment securities	6.9	8.3	—	—	0.1
Gain on recovery from credit guarantees	2.3	7.2	—	—	—
Fair value (loss) gain adjustments on assets measured at fair value, net	(6.6)	(0.8)	(2.2)	3.2	(1.5)
Other	9.5	3.0	2.9	2.9	3.4
Total non-interest income	106.3	110.4	138.1	136.0	19.7
Non-interest expenses:
Salaries and employee benefits	138.3	120.6	133.5	128.9	83.7
Legal, professional, and directors' fees	24.0	20.8	13.7	14.0	10.1
Data processing	17.6	17.9	15.4	15.0	9.9
Occupancy	12.8	12.4	12.4	10.4	8.6
Loan servicing expenses	10.8	15.6	15.6	22.3	—
Deposit costs	9.3	9.1	7.3	7.1	6.3
Insurance	7.2	7.1	6.2	5.5	4.2
Loan acquisition and origination expenses	6.5	8.6	9.7	10.5	—
Business development and marketing	4.4	6.1	2.8	3.2	1.4
Loss on extinguishment of debt	—	5.9	—	—	—
Net loss (gain) on sales and valuations of repossessed and other assets	0.1	(0.4)	(1.3)	(1.5)	(0.3)
Acquisition and restructure expenses (recoveries)	0.4	(3.2)	2.4	15.7	0.4
Other	17.2	17.3	16.1	13.7	10.7
Total non-interest expense	248.6	237.8	233.8	244.8	135.0
Income before income taxes	298.2	310.0	302.4	276.2	234.4
Income tax expense	58.1	64.0	65.5	52.4	41.9
Net income	240.1	246.0	236.9	223.8	192.5
Dividends on preferred stock	3.2	3.5	—	—	—
Net income available to common stockholders	$236.9	$242.5	$236.9	$223.8	$192.5

Earnings per common share:
Diluted shares	106.6	104.5	103.9	103.4	101.4
Diluted earnings per share	$2.22	$2.32	$2.28	$2.17	$1.90

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Balance Sheets
Unaudited
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
	(in millions)
Assets:
Cash and due from banks	$2,602.3	$516.4	$917.9	$3,395.8	$5,346.5
Investment securities	8,276.6	7,540.9	7,695.9	7,845.0	7,888.8
Loans held for sale	4,761.6	5,635.1	6,534.3	4,465.2	—
Loans held for investment:
Commercial and industrial	17,861.9	18,297.5	16,524.7	14,284.5	15,070.7
Commercial real estate - non-owner occupied	6,849.6	6,526.4	5,843.7	5,695.6	5,681.4
Commercial real estate - owner occupied	1,805.4	1,898.1	1,996.6	2,028.1	2,052.0
Construction and land development	3,277.7	3,022.7	2,943.3	2,856.9	2,767.9
Residential real estate	11,269.7	9,281.7	7,452.8	5,120.7	3,109.1
Consumer	54.8	49.0	40.8	40.6	29.9
Loans, net of deferred fees	41,119.1	39,075.4	34,801.9	30,026.4	28,711.0
Allowance for loan losses	(257.6)	(252.5)	(246.9)	(232.9)	(247.1)
Loans, net of deferred fees and allowance	40,861.5	38,822.9	34,555.0	29,793.5	28,463.9
Mortgage servicing rights	950.3	698.0	604.8	726.2	—
Premises and equipment, net	196.3	181.9	161.2	150.2	138.4
Operating lease right-of-use asset	141.8	133.0	106.0	94.9	77.0
Other assets acquired through foreclosure, net	11.7	11.7	11.5	3.9	4.2
Bank owned life insurance	178.9	180.2	179.2	178.2	177.3
Goodwill and other intangibles, net	698.2	634.8	608.4	610.7	298.0
Other assets	1,896.9	1,627.7	1,400.9	1,805.4	1,002.9
Total assets	$60,576.1	$55,982.6	$52,775.1	$49,069.0	$43,397.0
Liabilities and Stockholders' Equity:
Liabilities:
Deposits
Non-interest bearing demand deposits	$23,520.4	$21,353.4	$21,058.2	$20,105.6	$17,542.8
Interest bearing:
Demand	8,268.2	6,924.0	4,954.3	4,187.7	3,893.4
Savings and money market	18,552.7	17,278.6	17,440.1	15,810.3	15,276.0
Certificates of deposit	1,818.2	2,056.0	1,830.0	1,817.4	1,680.9
Total deposits	52,159.5	47,612.0	45,282.6	41,921.0	38,393.1
Customer repurchase agreements	18.0	16.6	16.1	20.2	15.9
Total customer funds	52,177.5	47,628.6	45,298.7	41,941.2	38,409.0
Borrowings	815.3	1,485.3	987.4	595.2	5.0
Qualifying debt	893.3	895.8	1,064.9	1,140.0	543.7
Operating lease liability	154.9	142.8	115.0	102.4	84.6
Accrued interest payable and other liabilities	1,523.5	867.5	795.1	1,255.7	642.0
Total liabilities	55,564.5	51,020.0	48,261.1	45,034.5	39,684.3
Stockholders' Equity:
Preferred stock	294.5	294.5	294.5	—	—
Common stock and additional paid-in capital	1,979.6	1,879.4	1,609.9	1,603.4	1,524.2
Retained earnings	2,972.6	2,773.0	2,567.0	2,366.6	2,168.6
Accumulated other comprehensive (loss) income	(235.1)	15.7	42.6	64.5	19.9
Total stockholders' equity	5,011.6	4,962.6	4,514.0	4,034.5	3,712.7
Total liabilities and stockholders' equity	$60,576.1	$55,982.6	$52,775.1	$49,069.0	$43,397.0

Western Alliance Bancorporation and Subsidiaries
Changes in the Allowance For Credit Losses on Loans
Unaudited
	Three Months Ended
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
	(in millions)
Allowance for loan losses
Balance, beginning of period	$252.5	$246.9	$232.9	$247.1	$278.9
Provision for (recovery of) credit losses (1)	5.3	7.0	17.0	(14.1)	(30.4)
Recoveries of loans previously charged-off:
Commercial and industrial	2.4	1.8	0.1	0.4	0.5
Commercial real estate - non-owner occupied	—	0.3	—	1.7	0.2
Commercial real estate - owner occupied	—	—	0.1	—	—
Construction and land development	—	—	0.1	—	—
Residential real estate	—	0.4	—	0.1	—
Consumer	—	—	—	—	—
Total recoveries	2.4	2.5	0.3	2.2	0.7
Loans charged-off:
Commercial and industrial	2.6	3.8	3.3	2.3	0.1
Commercial real estate - non-owner occupied	—	—	—	—	2.0
Commercial real estate - owner occupied	—	—	—	—	—
Construction and land development	—	—	—	—	—
Residential real estate	—	0.1	—	—	—
Consumer	—	—	—	—	—
Total loans charged-off	2.6	3.9	3.3	2.3	2.1
Net loan charge-offs	0.2	1.4	3.0	0.1	1.4
Balance, end of period	$257.6	$252.5	$246.9	$232.9	$247.1

Allowance for unfunded loan commitments
Balance, beginning of period	$37.6	$32.1	$31.3	$32.6	$37.0
Provision for (recovery of) credit losses (1)	5.7	5.5	0.8	(1.3)	(4.4)
Balance, end of period (2)	$43.3	$37.6	$32.1	$31.3	$32.6

Components of the allowance for credit losses on loans
Allowance for loan losses	$257.6	$252.5	$246.9	$232.9	$247.1
Allowance for unfunded loan commitments	43.3	37.6	32.1	31.3	32.6
Total allowance for credit losses on loans	$300.9	$290.1	$279.0	$264.2	$279.7

Net charge-offs to average loans - annualized	0.00%	0.02%	0.04%	0.00%	0.02%

Allowance for loan losses to funded HFI loans (3)	0.63%	0.65%	0.71%	0.78%	0.86%
Allowance for credit losses to funded HFI loans (3)	0.73	0.74	0.80	0.88	0.97
Allowance for loan losses to nonaccrual HFI loans	283	348	316	242	218
Allowance for credit losses to nonaccrual HFI loans	331	400	357	274	246
(1)    The above tables reflect the provision for credit losses on funded and unfunded loans. Recovery of credit losses on investment securities totaled $2.0 million, resulting in an ending allowance for credit losses on investment securities of $3.2 million as of March 31, 2022.
(2)    The allowance for unfunded loan commitments is included as part of accrued interest payable and other liabilities on the balance sheet.
(3)    Ratio includes an allowance for credit losses of $9.5 million as of March 31, 2022 related to a $5.4 billion pool of loans covered under two separate credit linked note transactions.

Western Alliance Bancorporation and Subsidiaries
Asset Quality Metrics
Unaudited
	Three Months Ended
	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021
	(in millions)
Nonaccrual loans	$91.0	$72.6	$78.1	$96.3	$113.6
Nonaccrual loans to funded HFI loans	0.22%	0.19%	0.22%	0.32%	0.40%
Repossessed assets	$11.7	$11.7	$11.5	$3.9	$4.2
Nonaccrual loans and repossessed assets to total assets	0.17%	0.15%	0.17%	0.20%	0.27%

Loans past due 90 days, still accruing	$—	$—	$—	$—	$—
Loans past due 90 days and still accruing to funded HFI loans	—%	—%	—%	—%	—%
Loans past due 30 to 89 days, still accruing	$57.6	$52.5	$23.6	$9.8	$7.3
Loans past due 30 to 89 days, still accruing to funded HFI loans	0.14%	0.13%	0.07%	0.03%	0.03%

Special mention loans	$349.9	$331.1	$364.5	$404.8	$474.2
Special mention loans to funded HFI loans	0.85%	0.85%	1.05%	1.35%	1.65%

Classified loans on accrual	$252.8	$216.4	$175.3	$138.2	$163.1
Classified loans on accrual to funded HFI loans	0.61%	0.55%	0.50%	0.46%	0.57%
Classified assets	$365.1	$300.7	$264.9	$238.5	$280.9
Classified assets to total assets	0.60%	0.54%	0.50%	0.49%	0.65%

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Three Months Ended
	March 31, 2022			December 31, 2021
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)			($ in millions)
Interest earning assets
Loans held for sale	$6,521.5	$50.4	3.14%	$9,158.7	$70.3	3.04%
Loans held for investment:
Commercial and industrial	17,487.0	165.9	3.91	17,087.5	169.5	4.01
CRE - non-owner occupied	6,689.6	73.2	4.44	6,208.5	70.0	4.48
CRE - owner occupied	1,859.1	22.8	5.07	1,970.9	24.2	4.96
Construction and land development	3,090.0	41.7	5.47	3,016.0	43.9	5.78
Residential real estate	10,384.6	80.2	3.13	8,282.3	60.3	2.89
Consumer	51.6	0.5	3.95	43.5	0.4	3.85
Total HFI loans (1), (2), (3)	39,561.9	384.3	3.98	36,608.7	368.3	4.03
Securities:
Securities - taxable	5,534.0	29.9	2.19	5,442.7	25.6	1.86
Securities - tax-exempt	2,136.2	18.1	4.29	2,175.3	18.1	4.12
Total securities (1)	7,670.2	48.0	2.77	7,618.0	43.7	2.51
Cash and other	2,057.7	1.8	0.36	1,274.6	1.0	0.31
Total interest earning assets	55,811.3	484.5	3.58	54,660.0	483.3	3.57
Non-interest earning assets
Cash and due from banks	244.8			252.6
Allowance for credit losses	(261.9)			(255.9)
Bank owned life insurance	180.5			179.5
Other assets	3,298.8			2,766.8
Total assets	$59,273.5			$57,603.0
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$7,743.1	$2.7	0.14%	$5,918.6	$1.7	0.11%
Savings and money market	18,131.0	9.6	0.21	17,215.2	9.1	0.21
Certificates of deposit	1,920.2	1.8	0.38	2,073.6	2.0	0.38
Total interest-bearing deposits	27,794.3	14.1	0.21	25,207.4	12.8	0.20
Short-term borrowings	1,149.5	1.7	0.62	2,815.5	2.4	0.35
Long-term debt	769.9	10.8	5.67	564.8	8.3	5.81
Qualifying debt	896.0	8.4	3.81	978.2	9.2	3.72
Total interest-bearing liabilities	30,609.7	35.0	0.46	29,565.9	32.7	0.44
Interest cost of funding earning assets			0.26			0.24
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	22,580.0			22,487.0
Other liabilities	1,094.9			912.5
Stockholders’ equity	4,988.9			4,637.6
Total liabilities and stockholders' equity	$59,273.5			$57,603.0
Net interest income and margin (4)		$449.5	3.32%		$450.6	3.33%

(1)     Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $8.0 million and $8.4 million for the three months ended March 31, 2022 and December 31, 2021, respectively.
(2)    Included in the yield computation are net loan fees of $29.1 million and $35.8 million for the three months ended March 31, 2022 and December 31, 2021, respectively.
(3)    Includes non-accrual loans.
(4)    Net interest margin is computed by dividing net interest income by total average earning assets, annualized on an actual/actual basis.

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Three Months Ended
	March 31, 2022			March 31, 2021
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)			($ in millions)
Interest earning assets
Loans held for sale	$6,521.5	$50.4	3.14%	$—	$—	—%
Loans held for investment:
Commercial and industrial	17,487.0	165.9	3.91	13,951.6	151.0	4.48
CRE - non-owner-occupied	6,689.6	73.2	4.44	5,649.7	65.1	4.68
CRE - owner-occupied	1,859.1	22.8	5.07	2,094.2	24.4	4.83
Construction and land development	3,090.0	41.7	5.47	2,484.8	35.6	5.81
Residential real estate	10,384.6	80.2	3.13	2,507.7	21.9	3.55
Consumer	51.6	0.5	3.95	34.5	0.4	5.39
Total HFI loans (1), (2), (3)	39,561.9	384.3	3.98	26,722.5	298.4	4.59
Securities:
Securities - taxable	5,534.0	29.9	2.19	4,531.4	18.5	1.66
Securities - tax-exempt	2,136.2	18.1	4.29	1,980.9	15.5	3.99
Total securities (1)	7,670.2	48.0	2.77	6,512.3	34.0	2.37
Other	2,057.7	1.8	0.36	5,864.0	1.7	0.12
Total interest earning assets	55,811.3	484.5	3.58	39,098.8	334.1	3.55
Non-interest earning assets
Cash and due from banks	244.8			166.1
Allowance for credit losses	(261.9)			(289.1)
Bank owned life insurance	180.5			176.6
Other assets	3,298.8			1,271.2
Total assets	$59,273.5			$40,423.6
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$7,743.1	$2.7	0.14%	$3,905.4	$1.3	0.13%
Savings and money market accounts	18,131.0	9.6	0.21	13,994.4	7.1	0.21
Certificates of deposit	1,920.2	1.8	0.38	1,681.1	2.4	0.59
Total interest-bearing deposits	27,794.3	14.1	0.21	19,580.9	10.8	0.22
Short-term borrowings	1,149.5	1.7	0.62	24.8	0.1	1.13
Long-term debt	769.9	10.8	5.67	—	—	—
Qualifying debt	896.0	8.4	3.81	547.2	5.9	4.39
Total interest-bearing liabilities	30,609.7	35.0	0.46	20,152.9	16.8	0.34
Interest cost of funding earning assets			0.26			0.18
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	22,580.0			15,972.6
Other liabilities	1,094.9			772.3
Stockholders’ equity	4,988.9			3,525.8
Total liabilities and stockholders' equity	$59,273.5			$40,423.6
Net interest income and margin (4)		$449.5	3.32%		$317.3	3.37%

(1)    Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $8.0 million and $8.0 million for the three months ended March 31, 2022 and 2021, respectively.
(2)    Included in the yield computation are net loan fees of $29.1 million and $32.9 million for the three months ended March 31, 2022 and 2021, respectively.
(3)    Includes non-accrual loans.
(4)    Net interest margin is computed by dividing net interest income by total average earning assets, annualized on an actual/actual basis.

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:
	Consolidated Company	Commercial	Consumer Related	Corporate & Other
At March 31, 2022:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$10,878.9	$15.6	$97.0	$10,766.3
Loans held for sale	4,761.6	—	4,761.6	—
Loans, net of deferred fees and costs	41,119.1	25,794.8	15,324.3	—
Less: allowance for credit losses	(257.6)	(221.3)	(36.3)	—
Total loans	40,861.5	25,573.5	15,288.0	—
Other assets acquired through foreclosure, net	11.7	11.7	—	—
Goodwill and other intangible assets, net	698.2	294.3	403.9	—
Other assets	3,364.2	253.2	1,594.8	1,516.2
Total assets	$60,576.1	$26,148.3	$22,145.3	$12,282.5
Liabilities:
Deposits	$52,159.5	$30,133.6	$18,527.6	$3,498.3
Borrowings and qualifying debt	1,726.6	18.0	369.8	1,338.8
Other liabilities	1,678.4	268.1	170.3	1,240.0
Total liabilities	55,564.5	30,419.7	19,067.7	6,077.1
Allocated equity:	5,011.6	2,661.8	1,752.1	597.7
Total liabilities and stockholders' equity	$60,576.1	$33,081.5	$20,819.8	$6,674.8
Excess funds provided (used)	—	6,933.2	(1,325.5)	(5,607.7)

No. of offices	60	50	8	2
No. of full-time equivalent employees	3,170	606	1,131	1,433

Income Statement:

Three Months Ended March 31, 2022:	(in millions)
Net interest income	$449.5	$334.9	$183.2	$(68.6)
Provision for (recovery of) credit losses	9.0	0.6	10.5	(2.1)
Net interest income (expense) after provision for credit losses	440.5	334.3	172.7	(66.5)
Non-interest income	106.3	16.9	79.2	10.2
Non-interest expense	248.6	114.4	125.0	9.2
Income (loss) before income taxes	298.2	236.8	126.9	(65.5)
Income tax expense (benefit)	58.1	56.2	30.4	(28.5)
Net income (loss)	$240.1	$180.6	$96.5	$(37.0)

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:
	Consolidated Company	Commercial	Consumer Related	Corporate
At December 31, 2021:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$8,057.3	$12.9	$82.4	$7,962.0
Loans held for sale	5,635.1	—	5,635.1	—
Loans, net of deferred fees and costs	39,075.4	25,092.4	13,983.0	—
Less: allowance for credit losses	(252.5)	(226.0)	(26.5)	—
Total loans	38,822.9	24,866.4	13,956.5	—
Other assets acquired through foreclosure, net	11.7	11.7	—	—
Goodwill and other intangible assets, net	634.8	294.7	340.1	—
Other assets	2,820.8	253.8	1,278.1	1,288.9
Total assets	$55,982.6	$25,439.5	$21,292.2	$9,250.9
Liabilities:
Deposits	$47,612.0	$30,466.8	$15,362.9	$1,782.3
Borrowings and qualifying debt	2,381.1	—	353.2	2,027.9
Other liabilities	1,026.9	233.4	138.2	655.3
Total liabilities	51,020.0	30,700.2	15,854.3	4,465.5
Allocated equity:	4,962.6	2,588.0	1,596.2	778.4
Total liabilities and stockholders' equity	$55,982.6	$33,288.2	$17,450.5	$5,243.9
Excess funds provided (used)	—	7,848.7	(3,841.7)	(4,007.0)

No. of offices	58	50	7	1
No. of full-time equivalent employees	3,139	628	1,173	1,338

Income Statement:

Three Months Ended March 31, 2021:	(in millions)
Net interest income	$317.3	$263.7	$107.9	$(54.3)
Provision for (recovery of) credit losses	(32.4)	(36.3)	1.7	2.2
Net interest income (expense) after provision for credit losses	349.7	300.0	106.2	(56.5)
Non-interest income	19.7	19.2	0.5	—
Non-interest expense	135.0	98.3	35.2	1.5
Income (loss) before income taxes	234.4	220.9	71.5	(58.0)
Income tax expense (benefit)	41.9	52.7	17.5	(28.3)
Net income (loss)	$192.5	$168.2	$54.0	$(29.7)

Western Alliance Bancorporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Unaudited

Pre-Provision Net Revenue by Quarter:
	Three Months Ended
	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
	(in millions)
Net interest income	$449.5	$450.6	$410.4	$370.5	$317.3
Total non-interest income	106.3	110.4	138.1	136.0	19.7
Net revenue	$555.8	$561.0	$548.5	$506.5	$337.0
Total non-interest expense	248.6	237.8	233.8	244.8	135.0
Pre-provision net revenue (1)	$307.2	$323.2	$314.7	$261.7	$202.0
Less:
Provision for (recovery of) credit losses	9.0	13.2	12.3	(14.5)	(32.4)
Income tax expense	58.1	64.0	65.5	52.4	41.9
Net income	$240.1	$246.0	$236.9	$223.8	$192.5

Efficiency Ratio by Quarter:
Total non-interest expense	$248.6	$237.8	$233.8	$244.8	$135.0
Divided by:
Total net interest income	449.5	450.6	410.4	370.5	317.3
Plus:
Tax equivalent interest adjustment	8.0	8.4	8.5	8.5	8.0
Total non-interest income	106.3	110.4	138.1	136.0	19.7
	$563.8	$569.4	$557.0	$515.0	$345.0
Efficiency ratio - tax equivalent basis (2)	44.1%	41.8%	42.0%	47.5%	39.1%

Tangible Common Equity:
	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
	(dollars and shares in millions)
Total stockholders' equity	$5,011.6	$4,962.6	$4,514.0	$4,034.5	$3,712.7
Less:
Goodwill and intangible assets	698.2	634.8	608.4	610.7	298.0
Preferred stock	294.5	294.5	294.5	—	—
Total tangible common equity	4,018.9	4,033.3	3,611.1	3,423.8	3,414.7
Plus: deferred tax - attributed to intangible assets	2.0	1.9	1.8	1.8	1.4
Total tangible common equity, net of tax	$4,020.9	$4,035.2	$3,612.9	$3,425.6	$3,416.1
Total assets	$60,576.1	$55,982.6	$52,775.1	$49,069.0	$43,397.0
Less: goodwill and intangible assets, net	698.2	634.8	608.4	610.7	298.0
Tangible assets	59,877.9	55,347.8	52,166.7	48,458.3	43,099.0
Plus: deferred tax - attributed to intangible assets	2.0	1.9	1.8	1.8	1.4
Total tangible assets, net of tax	$59,879.9	$55,349.7	$52,168.5	$48,460.1	$43,100.4
Tangible common equity ratio (3)	6.7%	7.3%	6.9%	7.1%	7.9%
Common shares outstanding	108.3	106.6	104.2	104.2	103.4
Tangible book value per share, net of tax (3)	$37.13	$37.84	$34.67	$32.86	$33.02

Non-GAAP Financial Measures Footnotes

(1)	We believe this non-GAAP measurement is a key indicator of the earnings power of the Company.
(2)	We believe this non-GAAP ratio provides a useful metric to measure the efficiency of the Company.
(3)	We believe this non-GAAP metric provides an important metric with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.
CONTACT:
Western Alliance Bancorporation
Dale Gibbons, 602-952-5476